Dated            n[Date]

n[OPTION HOLDER]

and

LOUDEYE CORP.

AWARD AGREEMENT

London

99 Bishopsgate
London EC2M 3XF
(44) 020 7710 1000 (Tel)
(44) 020 7374 4460 (Fax)
www.lw.com

AWARD AGREEMENT

Loudeye Corp.

Loudeye UK Company Share Option 2005 Sub Plan

Name of Participant:	—
Address of Participant:	—
—
Date of Grant:	—
Maximum Number of Shares:	—
Exercise Price:	_____________ per Share

1.	The capitalised terms used in this Award Agreement but not defined here have the meaning given to them in the Loudeye UK Company Share Option 2005 Sub Plan (the “UK Plan”). Where any term of this Award Agreement conflicts with the UK Plan or Schedule 4, the terms of the UK Plan or Schedule 4 (as appropriate) will take precedence.

2.	Effective as of the Date of Grant, Loudeye Corp. (the “Grantor”) hereby grants to the Participant an Option to acquire the Maximum Number of Shares with the Exercise Price specified above.

3.	[The Option will vest and become exercisable in annual instalments of one-third of the Maximum Number of Shares on each of the first, second and third anniversaries of the Date of Grant, subject to earlier termination of the Option.]

4.	The Option is exercisable subject to and in accordance with the rules of the UK Plan, as they are amended from time to time.

5.	The Option may not be exercised later than the day immediately before the tenth anniversary of the Date of Grant, and is subject to earlier termination upon certain events as specified in the UK Plan.

6.	The grant of the Option does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with On Demand Distribution Limited (or a Subsidiary). The Participant’s terms and conditions of employment are not affected or changed in any way by the grant of the Option, or the terms of this Award Agreement (or the UK Plan itself).

7.	The Grantor does not give any advice nor any guarantee as to how the grant or exercise of the Option will be taxed and the Participant should consult a tax adviser before exercising the Option or disposing of the Shares.

8.	The Participant agrees to indemnify and keep indemnified the Grantor, On Demand Distribution Limited and any Subsidiary from and against any liability for or obligation to pay any Tax Liability.

9.	The Option cannot be exercised until the Participant has entered into an election with the Grantor or his/her employer (as appropriate) (in a form approved by the Grantor and the Inland Revenue as provided for in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) under which any liability of that employer for Employer’s National Insurance Contributions arising in respect of the issuance, vesting, exercise of or other dealing in the Option is transferred to and met by the Participant.

10.	Without prejudice to the terms of Clause 10.2 of the UK Plan, the Option cannot be exercised until the Participant (or in the case of the Participant’s death, the person exercising the Option) has made such arrangements as the Grantor may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or issuance of the Shares. The Grantor shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

11.	Paragraph 10 will not apply where the Participant has, before the allotment or transfer of the Shares to be issued or transferred to the Participant as a result of the exercise of the Option, paid to the Grantor, his Employer (or other appropriate Subsidiary) in cleared funds a sum equal to the Tax Liability arising on the exercise of the Option.

12.	In consideration for the grant of this Option, the Participant will pay the sum of £1.00.

13.	All other terms and conditions of this Option are set out in the UK Plan which is incorporated here by reference, a copy of which is attached.

14.	By signing this Award Agreement, the Participant acknowledges and agrees that:-

(a)	the Grantor and group companies/affiliates are permitted to hold and process personal (and sensitive) information and data about the Participant as part of its personnel and other business records and may use such information in the course of its business;

(b)	the Grantor may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in the Grantor’s view required for the proper conduct of its business or that of any associated company; and

(c)	this paragraph applies to information held, used or disclosed in any medium.

Signed by n[Company]

acting by n

Date:

I hereby agree to accept the grant of the Option on and subject to the terms and conditions set out in the UK Plan and this Award Agreement.

n[Name]	Date